Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Municipal High Income Opportunity Fund

We consent to the use of our report dated December 28, 2015, with respect to the financial statements of Nuveen Municipal High Income Opportunity Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

March 23, 2016